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                                                                  Exhibit (p)1.4

Axiom International Investors
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Code of Ethics

Gifts

You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with Axiom International Investors directly or on behalf of an Advisory Client. You may accept gifts from a single giver so long as their aggregate value does not exceed $100. You may attend business meals, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.



PERSONAL SECURITIES TRANSACTIONS

Trading in General

You may not engage, and you may not permit any other persons or entity to engage, in any purchase or sale of a Security (other than Exempt Transactions or Securities) in which you have, or by reason of the transaction will acquire, Beneficial Ownership unless (a) the transaction is Exempt or (b) you have complied with Pre-clearance Procedures.


Securities

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any security.

The following are not securities:

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Commodities, futures and options traded on a commodity exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.


Exempt Securities

Securities listed on US Exchanges and issued by US Entities (American Depository Receipts and U.S. listed equities in foreign enterprises are specifically not exempted).

Securities issued by the Government of the United States.

Bankers' acceptances, bank certificates of deposit, commercial paper, bank repurchase agreements and such other money market instruments as may be designated from time to time.

Shares of registered open-ended and close-ended investment companies.


Beneficial Ownership

You are considered to have beneficial ownership of securities if you have or share a direct or indirect Pecuniary Interest in the Securities. You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.



Examples of Indirect Pecuniary Interest in Securities:

Securities held by members of your immediate family sharing the same household. However, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

Immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, and includes any adoptive relationship.

Your interest as a general partner in Securities held by a general or limited partnership.

Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest,

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unless you are a controlling equity holder or you share investment control over the securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

Your ownership of Securities as a Trustee where you or members of your immediate family have a vested interest in the principal or income of the trust.

Your ownership of a vested beneficial interest in a trust.


Exempt Transactions

The following are exempt transactions:

Any transaction in Securities in an account over which you do not have any direct control or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of you immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

Purchase of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

Acquisition or dispositions of Securities as a result of stock dividend, stock splits, reverse split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

Subject to the restrictions on participation in private placements set forth below under Private Placements, acquisitions or dispositions of Securities of a private issuer. A private issuer is an issuer who has no outstanding publicly traded Securities and no outstanding Securities, which are convertible into or exchangeable for, or represent the right to purchase or otherwise acquire, publicly traded Securities. However, you will have Beneficial Ownership of any Securities held by a private issuer who's Securities you hold, unless you are not controlling equity holder and do not have or share investment control over the Securities held by the new entity.

Purchase or sale of securities which have received prior pre-clearance approval, of the Compliance Officer, (such approving officer having no personal interest in such purchases or sales) because such purchases or sales are not likely to have any economic impact on a Portfolio or on its ability to purchase or sell securities of the same class or other securities of the same issuer.

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Restrictions

No Security may be purchased for a Personal Securities Account if the Security is currently being considered for purchase or sale for an Axiom International Investors client. Or if the Security is being purchased or sold for an Axiom client on that day or has been purchased or sold for an Axiom client within the immediately preceding 5 day period.


                            Pre-Clearance Procedures


The Securities may not be purchased or sold on any day during which there is a pending buy or sell order in the same Security on behalf of an Advisory Client until that order is executed or withdrawn.

Except as otherwise provided under Exempt Transactions, Securities may be purchased or sold during the period which begins five full days before and ends five full days after the day on which a portfolio Axiom International Investors manages trades in the same Security.

The securities may be purchased or sold only if you have asked the Compliance Officer to pre-clear the purchase or sale. Once pre-clearance is received in writing or by e-mail the purchase or sale must be executed within 24 hours of pre-clearance. Pre-clearance will not be given unless a determination is made that the purchase or sale complies with this Code and the foregoing restrictions. All requests for pre-clearance shall be sent in writing or by e-mail to the Compliance Officer.

A copy of all approved pre-clearance requests will be retained by the Compliance Officer approving the transaction.

Any trade for which pre-clearance is granted remains approved notwithstanding a subsequent decision by Axiom International Investors to trade in such security for client accounts.


Initial Public Offerings

You may not acquire Beneficial Ownership of any Securities in an initial public offering.


Private Placements

You may not acquire Beneficial Ownership of any Securities (other than Exempt Securities) in a private placement, unless prior written approval has been received from the Compliance Officer of Axiom International Investors.

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Short Term Trading

Axiom believes in investing and not short-term trading, which can be time consuming and diverting of attention and focus on the management of Axiom funds. Employees are discouraged from short-term trading in all securities. Employees are encouraged to invest in Axiom's own funds.


Reporting Requirements

You may not engage, and you may not permit any other persons or entity to engage in any purchase or sale of a publicly traded Security (other than Exempt Security) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

You must cause each broker-dealer who maintains an account for any non-exempt securities in which you have Beneficial Ownership to provide Axiom International Investors with monthly broker-dealer statements listing all transactions during the month and providing a complete list of all security holdings at the end of the month. These statements should be sent directly by such broker-dealer to the Compliance Officer at Axiom.

New employees must provide the most recent of such statements within ten days of employment.



Compliance



Certificate of Compliance

You are required to certify upon commencement of your employment and annually thereafter, that you have read and understand this Code of Ethics and recognize that you are subject to it. Each annual certificate will also state that you have complied with the

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requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Securities of which you had or acquired beneficial ownership. You must also certify annually that your most recent broker-dealer statements are complete and accurate as to your holdings pursuant to the reporting requirements under the Code. A form for this purpose is attached.


Remedial Actions

If you violate this Code, you are subject, to be imposed by the Directors of Axiom International, to various possible penalties, which may include, but are not limited to, disgorgement of profits, imposition of substantial fine, demotion, suspension or termination.

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                        Axiom International Investors LLC
                                 Code of Ethics
                         Initial Employment and Annual
                            Certificate of Compliance

I ________________________, acknowledge that I have read and have full understanding of Axiom International Investors' Code of Ethics. I hereby certify that I will comply and have complied with said Code of Ethics during the past year.

I have arranged to have the required broker-dealer statements sent directly to the Compliance Officer of Axiom and that the latest statement(s) from the date below is (are) complete and accurate as to my holdings that are required to be reported under the Code of Ethics.


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Signed                                                        Dated